EXHIBIT 10.4
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this 14th day of May, 2010 (the “Effective Date”), by and between Gaylene Smith (the “Executive”) and Organic Products Trading Company LLC.

BACKGROUND

Whereas, the Executive has been the Secretary and Treasurer of Organic Products Trading Company, a Washington corporation (“OPTCO”), the assets of which were acquired as of May 14, 2010 pursuant to the Asset Purchase Agreement by and between OPTCO, Coffee Holding Acquisition LLC, a Delaware limited liability company (the “Company”), and Coffee Holding Co., Inc. (“Coffee Holding”), dated as of April 22, 2010 (the “Asset Purchase Agreement”); and

Whereas, the Company changed its name from Coffee Holding Acquisition LLC to Organic Products Trading Company LLC as of the date of this Agreement; and

Whereas, the Company desires to retain the services of the Executive, and the Executive desires to be retained by the Company, on the terms and conditions set forth below.

Now, Therefore, intending to be legally bound, and in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                      Definitions.  The following terms, when used in this Agreement, shall have the following meanings, unless the context clearly requires otherwise (such definitions to be equally applicable to both the singular and plural of the defined terms):

(a)           “Affiliate” means, (a) with respect to the Executive, any other Person directly or indirectly Controlling, Controlled by, or under common Control with the Executive and (b) with respect to the Company, (i) any Person which directly or indirectly beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) securities or other equity interests possessing more than 50% of the aggregate voting power in the election of directors (or similar governing body) represented by all outstanding securities of the Company or (ii) any Person with respect to which the Company beneficially owns (within the meaning of Rule 13d promulgated under the Securities Exchange Act of 1934, as amended) securities or other equity interests possessing more than 50% of the aggregate voting power in the election of directors (or similar governing body) represented by, or more than 50% of the aggregate value of, all outstanding securities or other equity interests of such Person.  For the avoidance of doubt, Coffee Holding shall be considered an Affiliate of the Company for the purposes of this Agreement.

(b)           “Base Salary” shall have the meaning set forth in Section 3.1.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” shall mean the occurrence of any one of the following by the Executive:

(i)           commission of any act of fraud or embezzlement;

(ii)           conviction (or plea of nolo contendre) of a felony or serious misdemeanor, which serious misdemeanor adversely affects the Company’s reputation or affects the Executive’s ability to effectively perform services hereunder;

(iii)           continued negligence or continued misconduct in Executive’s performance after written notice from the Board or any more senior officer of the Company and a reasonable opportunity for Executive to cure such negligence or misconduct not to exceed thirty (30) days after such notice;

(iv)           Executive’s breach of a material provision of this Agreement (or any breach of Article V of this Agreement) or any other agreement between Executive and the Company or a violation of the Company’s rules or policies as communicated in writing to Executive from time to time; or

(v)           any action or failure to act that the Executive knows or has reason to know has an adverse effect on the Company’s business or reputation.

(e)           “Confidential Information” means:

(i)           proprietary information, trade secrets and know-how of the Company or its Affiliates;

(ii)           confidential information relating to the business, operations, systems, networks, services, data bases, customer lists, pricing policies, business plans, marketing plans, product development plans, strategies, inventions and research of the Company or its Affiliates; and

(iii)           confidential information relating to the financial affairs and results of operations and forecasts or projections of the Company or its Affiliates;

provided that information shall not constitute Confidential Information if such information: (i) is generally known by Persons other than the Company or its Affiliates or Persons employed by, in control of or otherwise affiliated with the Company or its Affiliates, (ii) is known by Persons other than the Company or its Affiliates or Persons employed by, in control of or otherwise affiliated with the Company or its Affiliates by reason of the action of such Person or Persons other than the Executive or any Person acting at the Executive’s direction or with the Executive’s consent, (iii) was known by the Executive, by lawful means, prior to the date of the Executive’s employment with the Company or OPTCO or (iv) is compelled to be disclosed by law, regulation or legal process.

(f)           “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management of a Person, whether through the ownership of stock, as a trustee or executor, by contract or credit agreement or otherwise.

(g)           “Disability” means any physical or mental condition which renders Executive incapable of performing her essential functions and duties hereunder as determined in good faith by the Board.

(h)           “Effective Date” shall have the meaning set forth in the preamble.

(i)           “Employment Term” shall have the meaning set forth in Section 2.2.

(j)           “Good Reason” means:

(i)           the assignment to Executive, without Executive’s expressed written approval, of duties or responsibilities materially inconsistent with the Executive’s position of  Secretary and Treasurer of the Company, or any material reduction in Executive’s duties, responsibilities or authority from those in effect on the date hereof;

(ii)           the Company’s failure to continue in effect any material benefit plan, program or policy in which Executive is participating (other than any plan, program or policy which is available to the salaried employees of the Company generally), or the taking of any action by the Company that would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any such benefit plan, program or policy or that would deprive Executive of any material fringe benefit enjoyed by Executive; provided, however, that no Good Reason shall occur if the aggregate value of the benefit plans, programs and policies in which the Executive is participating remains substantially equivalent;

(iii)           a relocation of the Executive’s primary place of employment to any location that is both (a) greater than 50 miles away from the location at which Executive is currently working, and (b) greater than 50 miles away from the Executor’s primary residence, except for required travel by Executive on the Company’s business; or

(iv)           any material failure to pay salary under this Agreement by the Company;

which is not cured by the Company within thirty (30) calendar days after written notice from Executive to the Board setting forth with reasonable specificity the nature of such breach or event, unless the breach or event is of such nature that it cannot be cured within such thirty (30) day period, in which case such period will be extended by a reasonable amount of time if (a) such breach is curable and (b) during such thirty (30) day period the Company commences good faith efforts which can reasonably be expected to cure such breach as promptly as is reasonably practicable.  For purposes of this Agreement, any action or inaction shall constitute Good Reason only if Executive gives written notice as contemplated by the preceding sentence within one hundred eighty (180) days after the date on which such action or inaction first occurs (or, if later, the earliest date on which the Executive knows or reasonably should know of such action or inaction).

(k)           “Person” means an individual, corporation, partnership, association, limited liability company or partnership, trust, government, governmental agency or body, or any other group or entity, no matter how organized and whether or not for profit.

ARTICLE II

EMPLOYMENT AND TERM

Section 2.1                      Employment.  The Company employs Executive and the Executive hereby agrees to such employment by the Company during the Employment Term to serve as Chief Executive Officer of the Company, with the customary duties, authorities and responsibilities associated with such position and such other duties, authorities and responsibilities relative to the Company or its Affiliates that: (a) have been agreed upon by the Company and Executive or (b) may from time to time be delegated to Executive by the Board.

Section 2.2                      Employment Term.

(a)           Employment Term.  The “Employment Term” of this Agreement shall commence on the Effective Date, and unless sooner terminated as provided in Article IV, shall continue until the second anniversary of such date.  The term “Remaining Unexpired Employment Term” as of any date shall mean the period beginning on such date and ending on the last day of the Employment Term.

(b)           Full Working Time.  During the Employment Term, the Executive shall devote her ability and attention and all of her skill and experience and efforts to the performance of her duties hereunder may reasonably require to the proper performance of her duties hereunder and to the business and affairs of the Company.  Executive and the Company agree that Executive will not be required to work more or different hours than those worked as an employee of OPTCO immediately prior to the date hereof.  During the Employment Term, the Executive, without the prior written approval of the Board, shall not, either directly or indirectly, actively participate in any other business or accept any employment or business office whatsoever, including, without limitation, serving as a director, from any other Person; provided, however, that the foregoing shall not preclude the Executive, subject to Article V, from:

(i)           serving as a director of or actually participating in any non-profit or charitable organization or

(ii)           making an investment in any other business, so long as the Executive does not actively participate in the other business, and in the case of both (i) and (ii), so long as it does not materially interfere with the Executive’s ability to perform her duties hereunder and does not constitute a conflict of interest with the Company in the reasonable opinion of the Board.

Section 2.3                      Covenants of Executive.  The Executive represents and covenants that he is not bound by any agreement that would prohibit her from entering into this Agreement or performing the services hereunder.

ARTICLE III

COMPENSATION AND BENEFITS

Section 3.1                      Base Salary.  During the Employment Term, as compensation for services hereunder and in consideration for the protective covenants set forth in Article V of this Agreement, Executive shall be paid an annual base salary at a rate of One Hundred Fifty Thousand Dollars ($150,000) or such greater amount as may from time to time be approved by the Compensation Committee of the Board (the “Base Salary”). Base Salary shall be paid to Executive in accordance with the Company’s normal payroll practices, with payments to be made no less frequently than monthly.

Section 3.2                      Bonus.  During the Employment Term, Executive may be eligible to receive an annual bonus as determined in the sole discretion of the Board from time to time.

Section 3.3                      Benefits.  During the Employment Period, the Company will provide the medical insurance, sick leave and paid vacation that Executive had received from OPTCO immediately prior to the date hereof; provided, however, that the Company may provide alternative medical insurance if it is substantially similar.

Section 3.4                      Indemnification and Insurance.

(a)           D&O Insurance.  The Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at its request.  The coverage provided to the Executive pursuant to this Section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and shall continue for so long as the Executive shall be subject to personal liability relating to such service to the extent permitted under the Nevada General Corporation Law.

(b)           Indemnification.  To the maximum extent permitted under applicable law, the Company shall indemnify the Executive against and hold her harmless from any costs, damages, losses and exposures arising out of a bona fide action, suit or proceeding in which he may be involved by reason of her having been a director or officer of the Company to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of  the Company or any subsidiary or Affiliate thereof and shall continue for so long as the Executive shall be subject to personal liability relating to such service to the extent permitted under the Nevada General Corporation Law.

(c)           Exemption from Section 409A.  The Executive and the Company agree that the termination benefits described in this Section 3.4 are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10) as certain indemnification and liability insurance plans.

Section 3.5                      Expenses.  The Company shall pay or reimburse the Executive for reasonable business expenses actually incurred or paid by the Executive during the Employment Term, in the performance of her services hereunder; provided, however, that such expenses are consistent with the Company policy. Such payment or reimbursement is expressly conditioned upon timely presentation of expense statements or vouchers or other supporting documentation by the Executive in a manner that is acceptable to the Company and otherwise in accordance with the Company policy then in effect and will be paid no later than the end of the year after the year in which incurred.

Section 3.6                      Deductions.  The Company shall deduct from all compensation or benefits payable pursuant to this Agreement such payroll, withholding and other taxes as may in the reasonable opinion of the Company be required by law and any such additional amounts requested in writing by the Executive.

ARTICLE IV

TERMINATION

Section 4.1                      General.  The Company shall have the right to terminate the employment of the Executive at any time with or without Cause, and the Executive shall have the right to resign at any time with or without Good Reason, but the relative rights and obligations of the parties in the event of any such termination or resignation shall be determined under this Agreement.

Section 4.2                      Termination Under Certain Circumstances.

(a)           Termination Without Severance Benefits.  In the event the Executive’s employment with the Company is terminated prior to the expiration of the Employment Term by reason of (i) the Executive’s resignation without Good Reason or (ii) the Executive’s discharge by the Company for Cause, this Agreement shall terminate including, without limitation, the Company’s obligations to provide any compensation, benefits or severance to the Executive under Article IV of this Agreement or otherwise, other than the Standard Termination Entitlements (as defined in Section 4.4) and Executive’s obligations under Article V.

(b)           Death or Disability.  The Company may terminate the Executive’s employment upon the Executive’s Disability and the Agreement will terminate on the Executive’s death.  In such event, the Company will pay the Standard Termination Entitlements (as defined in Section 4.4) and any amounts required to be paid to the Executive under section 6.2 of the Asset Purchase Agreement.  A termination of employment due to Disability under this Section 4.2(b) shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

(c)           Termination with Severance Benefits.  In the event that the Executive’s employment with the Company is terminated by the Executive prior to the expiration of the Employment Term for Good Reason or by the Company prior to the expiration of the Employment Term other than for Cause or Disability, the Company shall pay the Standard Termination Entitlements (as defined in Section 4.4) and the Severance Benefits (as defined in Section 4.5); provided, however, that any payment or benefit required by this Section 4.2(c) is expressly conditioned upon:

(i)           The Executive’s compliance in all material respects with the material terms of this Agreement, including, without limitation, the applicable provisions of Article V;

(ii)           The Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company or any Affiliate thereof; and

(iii)           Within 45 days after termination, the Executive has executed and delivered to the Company  a release of all claims against the Company, and the statutory period to revoke the release has expired (“Release”).

Section 4.3                      Liquidated Damages.  The Company and Executive hereby stipulate that the damages which may be incurred by the Executive as a consequence of any such termination of employment are not capable of accurate measurement as of the date first above written and that the liquidated damages payments provided for in this Agreement constitute a reasonable estimate under the circumstances of, and are in full satisfaction of, all damages sustained as a consequence of any such termination of employment.

Section 4.4                      Standard Termination Entitlements.  For all purposes of this Agreement, the Executive’s “Standard Termination Entitlements” shall mean and include:

(a)           the Executive’s earned but unpaid compensation (including, without limitation, salary, bonus, and all other items which constitute wages under applicable law) as of the date  of her termination of employment, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii). This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Executive’s termination of employment.

(b)           the benefits, if any, due to the Executive (and the Executive’s estate, surviving dependents or her designated beneficiaries) under the employee benefit plans and programs and compensation plans and programs (including stock option plans) maintained for the benefit of the officers and employees of the Company). The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

Section 4.5                      Severance Benefits.  For all purposes of this Agreement, the Executive’s “Severance Benefits” shall mean and include:

(a)           During the Remaining Unexpired Employment Term, the Company shall provide for the Executive and her dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive’s termination.

(b)           The Company shall continue to pay 50% of the Executive’s Base Salary to the Executive (or in the event of her death after termination, to her estate) during the Remaining Unexpired Employment Term; provided, however, that Executive has timely executed the release in 4.2(c) and provided, further, that such payments will begin on the 45th day after termination, with the Base Salary that would have been payable during those 45 days shall be paid on such 45th day.

(c)           The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance.  To that end, the Executive and the Company agree that the termination benefits described in this Section 4.5 are intended to be exempt from Section 409A as non-taxable benefits pursuant to Treasury Regulation Section 1.409A-1(b)(1) or as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.1                      Proprietary Information.  In the event that the Executive leaves the employ of the Company for any reason, the Executive shall deliver to the Company (and shall not keep in her possession, recreate or deliver to anyone other than the Company or its designee) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company or any Affiliate thereof or any of their respective successors or assigns.

Section 5.2                      Non-Competition.  During her employment with the Company and continuing for one (1) year thereafter, the Executive agrees, and shall cause each Person Controlled by her to agree, that any such Person shall not, directly or indirectly, through any Person Controlled by the Executive, in any form or manner in the State of Washington and the State of New York:  (a) engage in any activities competitive with the business of the Company and its Affiliates for her or their own account or for the account of any other Person, or (b) become interested in any Person engaged in activities competitive with the business of the Company and its Affiliates as a partner, shareholder, member, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any Person if the Executive (x) is not a Person in Control of, or a member of a group that Controls, such Person and (y) does not, directly or indirectly, own 5% or more of any voting class of securities of such Person.  For purposes of this Section 5.2, the business of the Company and Affiliates shall mean the roasting, blending, packaging and distribution of coffee for sale.

Section 5.3                      Non-Solicitation.  During her employment with the Company and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, use proprietary knowledge or information relating to the Company or its Affiliates obtained during the course of Executive’s employment with the Company or OPTCO with the intention to, or which a reasonable person would construe to (a) interfere with or disrupt any present or prospective relationship, contractual or otherwise, between the Company or its Affiliates and any customer, supplier, employee, consultant or other person having business dealings with the Company or its Affiliates, or (b) employ or solicit the employment or engagement by others of any employee or consultant of the Company or its Affiliates who was such an employee or consultant at the time of termination of the Executive’s employment hereunder or within one (1) year prior thereto.

Section 5.4                      Non-Disclosure. Except with the prior written consent of the Company in each instance or as may be reasonably necessary to perform the Executive’s services hereunder, the Executive shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after her employment with the Company, any Confidential Information relating to the Company or any Affiliate thereof or OPTCO acquired by her prior to, during the course of, or incident to, her employment hereunder. In the event Executive is required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process) to disclose any such Confidential Information, the Executive shall provide the Company with prompt written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of such a protective order or other remedy or receipt of a waiver by the Company, the Executive is nonetheless advised by her legal counsel that he is legally compelled to disclose such Confidential Information, the Executive may, without liability hereunder, disclose only that portion of such Confidential Information which such counsel advises in writing is legally required to be disclosed.

Section 5.5                      Reasonable Limitations.  Executive acknowledges that given the nature of the business of the Company and its Affiliates, the covenants contained in this Article V contain reasonable limitations as to time, geographical area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve the business of the Company and its Affiliates and to protect the legitimate business interests of the Company and its Affiliates.  If, however, this Article V is determined by any court of competent jurisdiction or any arbitrator to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court or arbitrator in such action.

Section 5.6                      Remedies for Breach.  Executive acknowledges that the legal remedies for breach of the protective covenants hereunder are inadequate and therefore agrees that, in addition to all of the remedies available to the Company in the event of a breach or a threatened breach of any covenant contained in this Article V, the Company or any Affiliate may:  (a) obtain temporary, preliminary, and permanent injunctions and any other appropriate equitable relief against any and all such actions, (b) cease as of the date of such breach or threatened breach any and all further payments or benefits to Executive pursuant to this Agreement and (c) recover from Executive monetary damages to the Company or any Affiliate arising from such breach or threatened breach.

Section 5.7                      Affiliates of the Company. The provisions of this Article V shall benefit the business and proprietary rights of the Company’s Affiliates and shall be enforceable against Executive by each of such Affiliates as third party beneficiaries.

Section 5.8                      Survival of Protective Covenants. Each covenant on the part of Executive contained in this Article V shall be construed as an agreement independent of any other provision of this Agreement, unless otherwise indicated herein, and shall survive the termination of Executive’s employment under this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenant.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Executive:                               c/o Organic Products Trading Company
P.O. Box 2994
Vancouver, WA  98668

with a copy to:                                      Kenneth V. Hoffman
800 North Devine Road
Vancouver, WA  98661

If to the Company:                               Organic Products Trading Company, LLC
c/o Coffee Holding Co., Inc.
3475 Victory Boulevard
Staten Island, NY  10314

Attn:  Compensation Committee

with copy to:                                         Sonnenschein Nath & Rosenthal LLP
1301 K Street, N.W.
Suite 600, East Tower
Washington, DC  20005-3364

Attn:  Matthew Dyckman, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

Section 6.2                      Entire Agreement. This Agreement shall constitute the entire agreement between the Executive and the Company with respect to the Company’s employment of the Executive and supersedes any and all prior agreements and understandings, written or oral, with respect thereto.

Section 6.3                      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by (a) an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced, and (b) in the case of the Company, such amendment or waiver also must be duly authorized by an appropriate resolution of the Board.  Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 6.4                      Successors and Assigns. The Company shall have the right to assign this Agreement. The personal services of the Executive are the subject of this Agreement and no part of her rights or obligations hereunder may be assigned, transferred, pledged or encumbered by the Executive. This Agreement shall inure to the benefit of, and be binding upon, (a) the parties hereto and Affiliates of the Company, (b) the heirs, administrators, executors and personal representatives of the Executive and (c) the successors and assigns of the Company as provided herein.

Section 6.5                      Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the laws of the State of New York without giving effect to any conflicts of law provisions or rule, that would cause the application of the laws of any other jurisdiction.

Section 6.6                      Severability. If any provisions of this Agreement as applied to any part or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

Section 6.7                      No Conflicts. The Executive represents to the Company that the execution, delivery and performance by the Executive of this Agreement does not and will not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is or was a party or of which the Executive is or should be aware.

Section 6.8                      Survival. The rights and obligations of the Company and Executive pursuant to Articles IV, V and VII shall survive the termination of the Executive’s employment with the Company and the expiration of the Employment Term.

Section 6.9                      Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 6.10                    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.11                    Non-duplication.  In the event that the Executive shall perform services for any Affiliate of the Company or any other direct or indirect subsidiary or affiliate of the Company or any Affiliate, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company, its Affiliates and all of their respective direct or indirect subsidiaries and affiliates.

ARTICLE VII

PAYMENTS TO KEY EMPLOYEES

Section 7.1                      Payments to Key Employees under Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A of the Internal Revenue Code of 1986 (“Code”), no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment.

ARTICLE VIII

INVOLUNTARY TERMINATION PAYMENTS TO EMPLOYEES (SAFE HARBOR).

Section 8.1                      Payments to Key Employees.  In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”).  However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A.  In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in Section 8.1 of this Agreement.  The Executive and the Company agree that the termination benefits described in this Section 8.1 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:

By:	/s/ Garth Smith	By:	/s/ Gaylene Smith
	Name: Garth Smith		Gaylene Smith
Title: President

ATTEST:		Organic Products Trading Company, LLC

By:	/s/ David Gordon		/s/ Andrew Gordon
	Name: David Gordon		Name: Andrew Gordon
	Title: Senior Vice President		Title: President